Exhibit 10.1

LEASE

ARTICLE 1

DEFINITIONS AND CERTAIN BASIC PROVISIONS

1.1 The following list sets out certain defined terms and certain financial and other information pertaining to this lease;

(a) Landlord: May Properties, LLC, a Texas limited liability company

(b) Landlord’s Addresses for Notices: P.O. Box 101, Beeville, Texas 78104

(c) Tenant: SG Echo LLC, a Delaware limited liability company

     Tenant’s Address for Notices: the address of the Land and the Demised Premises

(d) Intentionally Deleted

(e) Agent: Landlord’s Agent: Hudson Peters Commercial (“Hudson”)

(f) Land: Landlord’s property commonly known as 101 Waldron Road, Durant, OK, which property is described or shown on Exhibit A attached to this lease.

(g) Demised Premises: shall mean that certain facility on the Land consisting of approximately 56,775 square feet of space (the “Facility”), together with the Land.

(h) Commencement Date: shall mean the earlier of ninety (90) days after October 28, 2021 (the “Effective Date”) or the date on which Tenant begins to operate its business in the Demised Premises, which the parties anticipate will be on or before January 1, 2022 (the “Anticipated Commencement Date”), provided the Commencement Date shall not occur until Landlord has removed all personal property from the Demised Premises. Landlord and Tenant shall execute an amendment to this Lease establishing the Commencement Date.

(i) Lease Term: Commencing on the Commencement Date and expiring on the last day of the one hundred twentieth (120th) full calendar month following the Commencement Date (the “Expiration Date”) with two (2) five (5) year options to renew as hereinafter set forth.

(j) Lease Year: shall mean each successive twelve (12) month period commencing on the first full calendar month during the Lease Term provided that the first Lease Year shall also include the number of days during the month in which the Commencement Date occurs if such Commencement Date is not the first day of such month.

(k) Guaranteed Rental:

Lease Year	Annual Guaranteed Rental	Monthly Guaranteed Rental
1	$191,899.50	$15,991.63
2	195,737.49	16,311.46
3	199,652.24	16,673.69
4	203,645.28	16,970.44

Lease Year	Annual Guaranteed Rental	Monthly Guaranteed Rental
5	207,718.14	17,309.85
6	211,872.50	17,656.04
7	216,109.95	18,009.16
8	220,432.15	18,369.35
9	224,840.79	18,736.73
10	229,337.61	19,111.47

(l) Security Deposit: $19,111.47 plus $4,182.

(m) Permitted Use: Tenant may use the Demised Premises for office, warehousing and manufacturing of shipping containers, wood and steel modular manufacturing and related components, as well as related office and business uses and for no other purpose whatsoever.

(n) Guarantor: SG Blocks, Inc. provided that upon satisfactory completion of the Tenant Work, Landlord will release SG Blocks, Inc. from the Guaranty.

ARTICLE 2

 GRANTING CLAUSE; LEASE TERM;

2.1 Landlord leases the Demised Premises to Tenant, and Tenant leases the Demised Premises from Landlord, during the Lease Term, upon the terms and conditions set forth in this Lease. Landlord represents and warrants that (i) the lease with the former tenant of the Demised Premises, Wastequip Manufacturing Company, LLC, has been terminated and (ii) the execution, delivery and performance by the Landlord of this Lease does not violate or conflict with any material agreement or instrument to which the Landlord is a party or by which it is bound.

2.2 If, both at the date of exercising the renewal option set out below and at the commencement of the Renewal Term (as hereinafter defined), an Event of Default is not continuing and outstanding or otherwise cured under the Lease, Tenant shall have the right to renew this Lease for two (2) terms of five (5) years each after the expiration of the Lease Term (each the “Renewal Term”). Such renewal shall be on the terms and conditions set forth in the Lease, and (i) there shall be no further right to renew or extend after the expiry of the Renewal Term and (ii) the Guaranteed Rental shall be such increased amount as determined pursuant to subsection (b) of this section, and the Premises shall be accepted by the Tenant in “as is” condition at the commencement of the Renewal Term without the Landlord being required to perform any work in connection therewith. Such renewal right shall be exercised by Tenant, if at all, by delivery of notice by Tenant to the Landlord not less than six (6) months prior to the expiration of the Lease Term, failing which, such right shall be null and void and forever extinguished.

(b) The Guaranteed Rental for the Renewal Term shall be the Fair Market Rent for the Premises (“Fair Market Rent”) but in no event shall the Guaranteed Rental for a Renewal Term be less than the Guaranteed Rental in effect for the Lease Year immediately prior to the commencement of such Renewal Term; provided, however, that once the Guaranteed Rental for the applicable Renewal Term as been established pursuant to this subsection (b), it shall be increased on each anniversary of the commencement of such Renewal Term by an amount equal to two percent (2%). As used herein, Fair Market Rent means the annual Guaranteed Rental which could reasonably be obtained by the Landlord for the Premises from a willing tenant or willing tenants dealing at arms’ length with the Landlord in the relevant market for a term commencing on the commencement date of the Renewal Term, having regard to all relevant circumstances including the size and location of the Premises, the facilities afforded, the terms of the lease thereof (including its provisions for additional rent), the condition of the Premises and the extent and quality of the improvements therein (disregarding any deficiencies in the condition and state of repair of the Premises as a result of the Tenant’s failure to comply with its obligations hereunder in respect of the maintenance and repair of the Premises), and having regard to rentals currently being obtained for space in the Property and for comparable space in other buildings comparably located. Within thirty (30) days of Tenant’s notice of exercise of renewal, Landlord shall provide Tenant written notice of Landlord’s determination of the Fair Market Rent for the Renewal Term. If Tenant does not object to such Fair Market Rent within thirty (30) days of receiving such determination, the Landlord’s determination shall be the Fair Market Rent. If, however, Tenant timely objects to such determination by Landlord, Tenant shall furnish Landlord with Tenant’s determination of the Fair Market Rent within thirty (30) days of Tenant’s receipt of Landlord’s determination thereof, in which event the parties shall work together to agree on a Fair Market Rent. If the parties are not able to reach an agreement on the Fair Market Rent on or before the sixtieth (60th) day prior to the commencement of such Renewal Term, the matter shall be submitted to a mutually agreeable independent real estate appraiser with substantial experience in the relevant market which shall select which of the two proposed Fair Market Rents that he believes most closely approximates the Fair Market Rent based on the above factors which shall be the Fair Market Rent for such Renewal Term. The cost of such appraiser shall be borne by the party whose Fair Market Rent was not selected.

ARTICLE 3

DELIVERY OF DEMISED PREMISES; TENANT’S WORK

3.1 The Demised Premises is being leased “AS IS,” with Tenant accepting all defects, if any; and Landlord makes no warranty of any kind, express or implied, with respect to the Demised Premises (without limitation, Landlord makes no warranty as the habitability, fitness or suitability of the Demised Premises for a particular purpose nor as to the absence of any toxic or otherwise hazardous substances). Tenant acknowledges that it has been given the opportunity to inspect the Demised Premises and to have qualified experts inspect the Demised Premises prior to the execution of this Lease. Notwithstanding the foregoing, Landlord shall remove all personal property from the Demised Premises within thirty (30) days after the Effective Date. If Landlord, for any reason whatsoever, cannot or does not deliver possession of the Demised Premises free of any personal property to Tenant on the Anticipated Commencement Date in accordance with this Section 3.1, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom and the Commencement Date, and the duty to pay the Monthly Guaranteed rental, shall be deferred until the time when Landlord can so deliver possession in accordance with Section 3.1, provided further that if Landlord fails to deliver possession of the Demised Premises free of any personal property within 60 days of the Effective Date this Lease shall be void or voidable at the election of Tenant, which election is made by furnishing notice thereof to Landlord at any time prior to the time that Landlord removes such personal property.

3.2 Tenant shall, at its sole cost and expense subject to the credits against Guaranteed Rental provided in this Section 3.2, perform the work described on Exhibit B (the “Tenant’s Work”). The Tenant’s Work shall be completed before the first anniversary of the Commencement Date and pursuant to plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. All such Tenant’s Work shall be performed by licensed contractors in accordance with applicable laws, statutes, codes, ordinances and other requirements of federal, state and local governmental agencies. All Tenant’s Work shall be funded by Tenant and Tenant shall ensure that no mechanic’s or materialmen’s or similar liens are filed or asserted against the Demised Premises arising out of such Tenant’s Work. Tenant shall promptly remove any such liens within ten (10) days after notice from Landlord or Tenant otherwise becoming aware of the existence of such a lien, and if Tenant fails to do so, an Event of Default by Tenant shall have occurred and, in addition to any other remedies of Landlord, Landlord may bond, insure over or otherwise pay the amount necessary to cause such removal. The amount so paid, together with reasonable attorneys’ fees and expenses, shall be reimbursed by Tenant on demand. Upon completion of the Tenant’s Work, Tenant shall deliver to Landlord any lien releases requested by Landlord together with any documentation confirming such payment. Nothing in this Section 3.2 shall be interpreted or construed as Landlord granting any consent to Tenant to create any liens on the Demised Premises and Landlord expressly disclaims the same. Upon Landlord confirming such payment, Tenant shall receive a credit against future Guaranteed Rental in an amount not to exceed $750,000 of such payments, which credit shall be applied prorata over the remaining Term. For example, if the Tenant’s Work was $750,000 and there were 108 months remaining in the Term, the credit per month would be $6,944.44. Landlord and Tenant shall execute an amendment to this Lease establishing this credit and the revised Monthly Guaranteed Rental.

ARTICLE 4

RENT; TAXES AND OTHER CHARGES

4.1 Provided that Landlord has delivered the Demised Premises to Tenant, Rental shall accrue from the Commencement Date, and shall be payable to Landlord, at Landlord’s Address for Notices, or to such other address as Landlord may designate in writing. Tenant shall pay to Landlord Guaranteed Rental in monthly installments in the amounts specified in Section 1.1(k) of this Lease, without offset or deduction of any nature. The first monthly installment of Guaranteed Rental shall be paid on execution of this Lease, and subsequent installments shall be due and payable on or before the first (1st) day of each succeeding calendar month during the Lease Term, without any demand or any setoffs whatsoever; provided that if the Commencement Date is a date other than the first (1st) day of a calendar month and the Expiration Date is other than the last day of a calendar month, Tenant shall pay the proportionate amount of Guaranteed Rental due for such months. Tenant agrees to pay to Landlord, if assessed by the jurisdiction in which the Facility is located, any sales, excise or other tax imposed, assessed or levied in connection with Tenant’s payment of rents.

4.2 In the event any rental is not received within five (5) days after its due date for any reason whatsoever, or if any rental payment is by check which is returned for insufficient funds, then Tenant shall pay a late charge of five percent (5%) of the amount due in addition to the past due amount. If such payment has not been made by the end of the then current calendar month, Tenant shall pay to Landlord interest on the amount then due at the lesser of twelve percent (12%) per annum or the maximum legal rate (the “Interest Rate”), such interest to accrue continuously on any unpaid balance due to Landlord by Tenant during the period commencing with the rental due date and terminating with the date on which Tenant makes full payment of all amounts owing to Landlord at the time of said payment. Any such late charge or interest payment shall be payable as additional rental under this Lease and shall be payable immediately on demand.

4.3 Tenant shall be liable for all taxes levied against personal property and trade fixtures placed by Tenant in the Demised Premises which taxes shall be paid when due and before any delinquency. If any such taxes are levied against Landlord or Landlord’s property and if Landlord elects to pay the same or if the assessed value of Landlord’s property is increased by inclusion of personal property and trade fixtures placed by Tenant in the Demised Premises and Landlord elects to pay the taxes based on such increase, Tenant shall pay to Landlord upon demand that part of such taxes for which Tenant is primarily liable hereunder. Tenant agrees to pay to Landlord, if assessed by the state or local jurisdiction in which the Facility is located, any sales, excise or other tax imposed, assessed or levied in connection with Tenant’s payment of Guaranteed Rental, additional rent or other sums payable hereunder.

4.4 Commencing on the Commencement Date, Tenant shall also be liable for all “Real Estate Charges” (as defined below) and “Insurance Charges” (as defined below) related to the Facility or Landlord’s ownership of the Facility. Tenant’s obligations under this Section 4.4 shall be prorated during any partial year (i.e., the first year and the last year of the Lease Term). “Real Estate Charges” shall include ad valorem taxes, general and special assessments, any tax or charge for governmental services (such as street maintenance or fire protection) which are attributable to the transfer or transaction directly or indirectly represented by this Lease, by any sublease or assignment hereunder or by any document to which Tenant is a party creating or transferring (or reflecting the creation or transfer) or any interest or an estate in the Demised Premises and any tax or charge which replaces or is in addition to any of such above- described “Real Estate Charges”; Real Estate Charges shall also include any fees, expenses or costs (including attorney’s fees, expert fees and the like) reasonably incurred by Landlord in protesting or contesting any assessments levied or the tax rate. Real Estate Charges shall not be deemed to include any franchise, estate, inheritance or general income tax, but shall include any such sales, excise or other tax imposed, assessed or levied in connection with Landlord’s receipt of Tenant’s payment of Guaranteed Rental, additional rent or other sums payable hereunder. “Insurance Charges” shall mean the premium for the insurance that Landlord is required to maintain pursuant to Section 11.2.

4.5 Landlord shall, within thirty (30) days prior to the end of each calendar year, provide an estimate to Tenant of the amounts Tenant will owe for the Real Estate Charges and Insurance Charges for the following full or partial calendar year of the Term, together with reasonable documentation with respect to Real Estate Charges and Insurance Charges for the preceding year. In such event, Tenant will pay, subject to the immediately preceding paragraphs, one-twelfth (1/12) of the estimated annual amounts, on a monthly basis, on the first (1st) day of each calendar month, together with Tenant’s payment of Guaranteed Rental.

ARTICLE 5

USE AND CARE OF DEMISED PREMISES

5.1 The Demised Premises shall be used and occupied by Tenant solely for the Permitted Use specified in Section 1.1(m) above and for no other purpose. Tenant, at its sole cost and expense, shall obtain and keep in effect during the term, all permits, licenses and other authorizations necessary to permit Tenant to use and occupy the Demised Premises for the Permitted Use. Tenant shall not overload the floors in the Demised Premises, nor deface or injure the Demised Premises. Tenant shall take good care of the Demised Premises. Tenant shall keep the Demised Premises and sidewalks, service-ways and loading areas adjacent to the Demised Premises neat, clean and free from rubbish at all times. Tenant shall store all trash and garbage within the Demised Premises or in a trash dumpster or similar container approved by Landlord as to type, location and screening. Tenant shall not operate an incinerator or burn trash or garbage within the Facility. Tenant shall arrange for the regular pick-up of trash and garbage at Tenant’s expense (unless Landlord finds its necessary to furnish such service, in which event upon reasonable prior written notice Tenant shall be charged an equitable portion of the total of the charges to all tenants using the service). Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas reasonably prescribed by Landlord.

ARTICLE 6

MAINTENANCE AND REPAIR OF DEMISED PREMISES

6.1 During the Term, Tenant shall, at its sole cost and expense, keep the Facility and the Demised Premises including the roof and roof membrane, if any, and the exterior walls and structural portion of the Facility, and all building systems (including the heating, electrical, ventilating and air conditioning, and plumbing systems), parking and all other improvements and appurtenances to the Facility, in good operating condition and make all necessary repairs and replacements thereto.

ARTICLE 7

ALTERATIONS

7.1 Except for the Tenant Work, Tenant shall not make any alterations, additions or improvements to the Demised Premises (collectively “Alterations”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld conditioned or delayed, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Demised Premises. Tenant shall furnish complete plans and specifications to Landlord at the time it requests Landlord’s consent to any Alterations if the desired Alterations (i) will affect the Facility’s mechanical, electrical, plumbing or life safety systems or services, or (ii) will require the filing of plans and specifications with any governmental or quasi-governmental agency or authority, or (iii) will cost in excess of One Thousand Dollars ($1,000.00). Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building permit required by applicable law and a copy of the executed construction contract(s). Tenant shall reimburse Landlord within ten (10) days after the rendition of a bill for all of Landlord’s reasonable actual out-of-pocket costs incurred in connection with any Alterations, including, without limitation, all management, engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations. If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor approved in writing by Landlord. Tenant shall require its contractor to maintain insurance in commercially reasonable amounts. Any construction, alteration, maintenance, repair, replacement, installation, removal or decoration undertaken by Tenant in connection with the Demised Premises shall be completed in accordance with plans and specifications which must be approved by Landlord, shall be carried out in a good, workmanlike and prompt manner, shall comply with all applicable Regulations of the authorities having jurisdiction thereof, and shall be subject to supervision by Landlord or its employees, agents or contractors. Without limiting the generality of the immediately preceding sentence, any installation or replacement of Tenant’s heating or air conditioning equipment must be effected strictly in accordance with Landlord’s instructions, the Clean Air Act and all other applicable Regulations. Without Landlord’s prior written consent, Tenant shall not use any portion of the Common Areas either within or without the Facility in connection with the making of any Alterations. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Facility in order to comply with any applicable Regulations, then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Demised Premises upon the expiration or sooner termination of this Lease, except Tenant shall upon demand by Landlord, at Tenants sole cost and expense, forthwith and with all due diligence remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed and repair and restore the Demised Premises in a good and workmanlike manner to their original condition, reasonable wear and tear excepted.

7.2 All construction work done by Tenant within the Demised Premises shall be performed in a good and workmanlike manner with new materials of first-class quality, lien-free and in compliance with all governmental requirements and Regulations, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Facility. TENANT AGREES TO INDEMNIFY LANDLORD AND HOLD LANDLORD HARMLESS AGAINST ANY LOSS, LIABILITY OR DAMAGE RESULTING FROM SUCH WORK, provided such loss liability or damage was not caused by the Landlord, its agents, employees or representatives.

7.3 Nothing contained in this Lease shall be construed as constituting the consent or request of Landlord, express or implied, to or for the performance by any contractor, laborer, materialman or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Demised Premises or any part thereof. Tenant and any subtenants shall have no power to do any act or make and contract which may create or be the foundation of any lien, mortgage or other encumbrance upon the reversionary or other estate of Landlord, or any interest of Landlord in the Demised Premises. NOTICE IS HEREBY GIVEN THAT LANDLORD IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING THE DEMISED PREMISES OR ANY PART THEREOF, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO THE DEMISED PREMISES.

ARTICLE 8

LANDLORD’S RIGHT OF ACCESS

8.1 Landlord and Landlord’s agents and representatives shall have the right to enter the Demised Premises at any time in case of an emergency, and at all reasonable times following not less than seventy-two (72) hours prior notice (which may be by email) for any purpose permitted pursuant to the terms of this Lease, including, but not limited to, examining the Demised Premises; showing the Demised Premises to prospective purchasers, mortgagees and tenants (only during the last six months of the Term, assuming Tenant has not exercised any applicable Renewal Term); or posting notices of nonresponsibility. Landlord shall have the right to use any and all means to open the doors to the Demised Premises in an emergency in order to obtain entry thereto without liability to Tenant therefore, except to the extent caused by the gross negligence of Landlord. Any entry to the Demised Premises by Landlord in an emergency by any of the foregoing means, or otherwise, shall not be construed or deemed to be a forcible or unlawful entry into or a detainer of the Demised Premises, or an eviction, partial eviction or constructive eviction of Tenant from the Demised Premises or any portion thereof, and shall not relieve Tenant of its obligations hereunder.

ARTICLE 9

SIGNS

9.1 Tenant shall not place or permit to be placed any signs upon (i) the Demised Premises or (ii) the roof of any building(s) within the Facility, without Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request of Landlord, Tenant shall immediately remove any sign, advertising material or lettering in violation of the foregoing or if required in connection with any cleaning, maintenance or repairs to the Facility and if Tenant fails to do so, Landlord may without liability remove the same at Tenant’s expense. Tenant shall comply with such reasonable regulations as may from time to time be promulgated by Landlord governing signs, advertising material or lettering of all tenants in the Facility.

ARTICLE 10

UTILITIES

10.1 Tenant shall provide and pay for its own heat, air conditioning, water, gas, electricity and any other utilities. The obligation of Tenant to pay for such utilities shall commence as of the date on which possession of the Demised Premises is delivered to Tenant, without regard to any free rental period, if any, or formal Commencement Date of this Lease. Landlord shall not be liable to Tenant for any loss, damage or expense which Tenant may sustain if the quality or character of utilities used upon or furnished to the Demised Premises are no longer available or suitable for Tenant’s requirements, or if said utilities are interrupted as a result of actions by the public utility companies or any cause other than Landlord’s gross negligence or willful default.

ARTICLE 11

INSURANCE COVERAGES

11.1 Tenant shall procure and maintain throughout the term of this Lease, at its sole cost and expense, the following insurance: (a) Commercial General Liability Insurance, with (i) Contractual Liability endorsement under which the insurer agrees to insure Tenant’s indemnification obligations under this Lease, (ii) a severability of interest endorsement, (iii) limits of not less than Three Million Dollars ($3,000,000) per occurrence, Three Million Dollars ($3,000,000) general aggregate, and Three Million Dollars ($3,000,000) Fire Damage; (b) Causes of Loss - Special Form property insurance covering Tenant’s personal property, trade fixtures, furniture, and equipment, from loss or damage by fire, flood, windstorms, hail, earthquakes, explosion, riot, damage from aircraft and vehicles, smoke damage, vandalism and malicious mischief and such other risks as are from time to time covered under “extended coverage” endorsements and special extended coverage endorsements commonly known as “all risks” endorsements, containing the waiver of subrogation required in Section 12.3 of this Lease and in an amount equal to the full replacement value; and (c) State Worker’s Compensation Insurance in the statutorily mandated limits. It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Tenant for its acts or omissions as provided in this Lease. All of the foregoing insurance policies (with the exception of Worker’s Compensation Insurance to the extent not available under statutory law) shall name on a primary and noncontributory basis Landlord, any mortgagee, any managing agent for the Facility and such other parties as Landlord shall from time to time designate as an additional insured as their respective interests may appear, and shall provide that any loss shall be payable to Landlord and any other additional insured parties as their respective interests may appear. All insurance required hereunder shall be placed with good and solvent insurance companies licensed to do business in the State where the Demised Premises is located. All such policies shall be written as primary policies with regard to any claims, damages or liabilities arising out of Tenant’s obligations under this Lease, with Landlord’s policies of insurance serving only as excess coverage. Tenant shall deliver to Landlord certificates of insurance evidencing the coverages required herein, containing an endorsement that the insurer will endeavor to give Landlord thirty (30) days prior written notice of a cancellation or material change to such policy. If Tenant should fail to comply with the foregoing requirement relating to insurance, Landlord may, after five (5) business days prior written notice to Tenant, obtain such insurance and Tenant shall pay to Landlord on demand as additional rental hereunder the premium cost thereof.

11.2 Landlord shall procure and maintain throughout the term of this Lease a policy of insurance against loss or damage to the Facility by fire or other casualty, with the coverages set forth in the attached Exhibit D, with good and solvent insurance companies licensed to do business in the State in which the Demised Premises are located.

ARTICLE 12

WAIVER OF LIABILITY; MUTUAL WAIVER OF SUBROGATION

12.1 LANDLORD AND LANDLORD’S AGENTS AND EMPLOYEES SHALL NOT BE LIABLE TO TENANT, NOR TO TENANT’S EMPLOYEES, AGENTS OR VISITORS, NOR TO ANY OTHER PERSON WHOMSOEVER, FOR ANY INJURY TO PERSON OR DAMAGE TO PROPERTY CAUSED BY THE DEMISED PREMISES OR OTHER PORTIONS OF THE FACILITY BECOMING OUT OF REPAIR OR BY DEFECT OR FAILURE OF ANY STRUCTURAL ELEMENT OF THE DEMISED PREMISES OR BY THE BACKING UP OF DRAINS, OR BY GAS, WATER, STEAM, ELECTRICITY, OR OIL LEAKING, ESCAPING OR FLOWING INTO THE DEMISED PREMISES (EXCEPT WHERE DUE TO LANDLORD’S WILLFUL FAILURE TO MAKE REPAIRS REQUIRED TO BE MADE BY LANDLORD HEREUNDER, AFTER THE EXPIRATION OF A REASONABLE TIME AFTER WRITTEN NOTICE TO LANDLORD), NOR SHALL LANDLORD BE LIABLE TO TENANT, NOR TO TENANT’S EMPLOYEES, AGENTS OR VISITORS, NOR TO ANY OTHER PERSON WHOMSOEVER, FOR ANY LOSS OR DAMAGE THAT MAY BE OCCASIONED BY OR THROUGH THE ACTS OR OMISSIONS OF OTHER TENANTS OF THE FACILITY OR OF ANY OTHER PERSONS WHOMSOEVER.

12.2 LANDLORD SHALL NOT BE LIABLE TO TENANT OR TO TENANT’S EMPLOYEES, AGENTS, CONTRACTORS, OR TO ANY OTHER PERSON WHOMSOEVER, FOR ANY INJURY TO PERSON OR DAMAGE TO PROPERTY ON OR ABOUT THE DEMISED PREMISES, THE BUILDING, THE FACILITY OR THE COMMON AREA CAUSED BY THE NEGLIGENCE OR MISCONDUCT OF TENANT, ITS EMPLOYEES, AGENTS, SUBTENANTS, INVITEES, CUSTOMERS, LICENSEES OR CONCESSIONAIRES (COLLECTIVELY, THE “TENANT PARTIES”), OR ARISING OUT OF THE USE OF THE DEMISED PREMISES BY TENANT AND THE CONDUCT OF ITS BUSINESS THEREIN, OR ARISING OUT OF ANY BREACH OR DEFAULT BY TENANT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS LEASE; AND TENANT HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD LANDLORD HARMLESS FROM ANY LOSS, EXPENSE OR CLAIMS ARISING OUT OF SUCH DAMAGE OR INJURY. FURTHERMORE, TENANT AGREES TO INDEMNIFY, DEFEND AND HOLD LANDLORD HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, LOSSES, LIABILITY, CLAIMS, DEMANDS, AND CAUSES OF ACTION OF ANY KIND AND NATURE ARISING OR GROWING OUT OF OR IN ANY WAY CONNECTED WITH TENANT’S USE, OCCUPANCY, MANAGEMENT OR CONTROL OF THE DEMISED PREMISES AND/OR TENANT’S OPERATIONS OR ACTIVITIES IN THE FACILITY.

12.3 LANDLORD AND TENANT EACH HEREBY RELEASE THE OTHER FROM ANY AND ALL LIABILITY OR RESPONSIBILITY TO THE OTHER, OR TO ANY OTHER PARTY CLAIMING THROUGH OR UNDER THEM BY WAY OF SUBROGATION OR OTHERWISE, FOR ANY LOSS OR DAMAGE TO PROPERTY CAUSED BY A CASUALTY WHICH IS INSURABLE UNDER STANDARD FIRE AND EXTENDED COVERAGE INSURANCE. THE RELEASE SPECIFIED IN THIS SECTION 12.3 IS CUMULATIVE WITH ANY RELEASES OR EXCULPATIONS WHICH MAY BE CONTAINED IN OTHER PROVISIONS OF THIS LEASE. LANDLORD AND TENANT AGREE THAT ALL POLICIES OF INSURANCE OBTAINED BY THEM PURSUANT TO THE TERMS OF THIS LEASE SHALL CONTAIN PROVISIONS OR ENDORSEMENTS THERETO WAIVING THE INSURER’S RIGHTS OF SUBROGATION WITH RESPECT TO CLAIMS AGAINST THE OTHER, AND, UNLESS THE POLICIES PERMIT WAIVER OF SUBROGATION WITHOUT NOTICE TO THE INSURER, EACH SHALL NOTIFY ITS INSURANCE COMPANIES OF THE EXISTENCE OF THE WAIVER AND INDEMNITY PROVISIONS SET FORTH IN THIS LEASE.

12.4 THE PROVISIONS OF THIS ARTICLE 12 SHALL SURVIVE THE EXPIRATION OR SOONER TERMINATION OF THIS LEASE.

ARTICLE 13

DAMAGES BY CASUALTY

13.1 Tenant shall give immediate written notice to the Landlord of any damage caused to the Demised Premises by fire or other casualty.

13.2 If the Demised Premises are damaged or destroyed by fire or other casualty (“Casualty”), Landlord will, within sixty (60) days after the date of the Casualty, notify Tenant of the number of days, from the date of the Casualty, that Landlord estimates will be required to complete the repair and restoration (“Landlord’s Casualty Notice”).

13.3 In the event that the Demised Premises shall be damaged or destroyed by fire or other Casualty insurable under standard fire and extended coverage insurance and Landlord does not elect to terminate this Lease as hereinafter provided, Landlord shall proceed with reasonable diligence to rebuild and repair the Demised Premises, provided that the repair of any damage which is exclusively caused by the negligence or willful misconduct of Tenant or any Tenant Parties shall be paid by Tenant. In the event (a) the building in which the Demised Premises are located is destroyed or substantially damaged by a casualty not covered by Landlord’s insurance, or (b) such building is destroyed or rendered untenantable to an extent in excess of thirty percent (30%) of the floor area by a casualty covered by Landlord’s insurance, or (c) the holder of a mortgage, deed of trust or other lien on such building at the time of the casualty elects, pursuant to such mortgage, deed of trust or other lien, to require the use of all or part of Landlord’s insurance proceeds in satisfaction of all or part of the indebtedness secured by the mortgage, deed of trust or other lien, or (d) the Demised Premises shall be damaged to the extent of 50% or more of the cost of replacement, or (e) Tenant fails to pay any repair costs for which it is liable within thirty (30) days of invoice, then Landlord may elect either to terminate this Lease or to proceed to rebuild and repair the Demised Premises.

13.4 If a material portion of the Demised Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Demised Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord’s Casualty Notice estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the date of the Casualty, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after Tenant’s receipt of Landlord’s Casualty Notice.

13.5 Landlord’s obligation to rebuild and repair under this Article 13 shall in any event be limited to restoring the Demised Premises to substantially the same condition in which the same existed prior to the casualty, but in no event shall Landlord be required to expend an amount greater than the insurance proceeds actually received by Landlord in connection with such casualty. Tenant agrees that promptly after completion of such work by Landlord, Tenant will proceed with reasonable diligence and at Tenant’s sole cost and expense to restore, repair and replace all alterations, additions, improvements, fixtures, signs and equipment installed by Tenant.

13.6 Tenant agrees that during any period of reconstruction or repair of the Demised Premises, it will continue the operation of its business within the Demised Premises to the extent practicable. During the period from the occurrence of the casualty until Landlord’s repairs are completed, Rent and all other charges will equitably abate in proportion to the nature and extent of the interference with Tenant’s normal operation of its business from the Demised Premises.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Tenant shall not assign or in any manner transfer this Lease or any estate or interest therein, or sublet the Demised Premises or any part thereof, or grant any license, concession or other right of occupancy of any portion of the Demised Premises without the prior written consent of Landlord. Landlord agrees that it will not unreasonably withhold, condition or delay consent; however, in determining whether or not to grant its consent, Landlord shall be entitled to take into consideration factors such as the reputation and net worth of the proposed transferee, and the then current market conditions (including market rentals). In addition, Landlord shall also be entitled to charge Tenant a reasonable fee for processing Tenant’s request. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments and sublettings. In all events, Landlord can refuse to consent to an assignment or sublease if there shall exist any uncured default of Tenant or, a matter which will become a default with the passage of time.

14.2 Notwithstanding anything to the contrary contained herein, and without prejudice to Landlord’s right to require a written assumption from each assignee, any person or entity to whom this Lease is assigned including, without limitation, assignees pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Paragraph 101 et seq. (the “Bankruptcy Code”) shall automatically be deemed, by acceptance of such assignment or sublease or by taking actual or constructive possession of the Demised Premises, to have assumed all obligations of Tenant arising under this Lease effective as of the earlier of the date of such assignment or sublease or the date on which the assignee or sublessee obtains possession of the Demised Premises.

14.3 Notwithstanding any assignment or subletting, Tenant shall at all times remain fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under this Lease (even if future assignments and sublettings occur subsequent to the assignment or subletting by Tenant, and regardless of whether or not Tenant’s approval has been obtained for such future assignments and sublettings). Moreover, in the event that the rental due and payable by a sublessee (or a combination of the rental payable under such sublease plus any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease, or if with respect to a permitted assignment, permitted license or other transfer by Tenant permitted by Landlord, the consideration payable to Tenant by the assignee, licensee or other transferee exceeds the rental payable under this Lease, then Tenant shall be bound and obligated to pay Landlord one-half (1/2) of all such excess rental and other excess consideration within ten (10) days following receipt thereof by Tenant from such sublessee, assignee, licensee or other transferee, as the case may be.

14.4 Tenant shall not mortgage, pledge or otherwise encumber its interest in this Lease or in the Demised Premises.

14.5 In the event of the transfer and assignment by Landlord of its interest in this Lease and in the building containing the Demised Premises to a person expressly assuming Landlord’s obligations under this Lease, Landlord shall thereby be released from any further obligations hereunder, and Tenant agrees to look solely to such successor in interest of the Landlord for performance of such obligations. Any security given by Tenant to secure performance of Tenant’s obligations hereunder may be assigned and transferred by Landlord to such successor in interest and Landlord shall thereby be discharged of any further obligation relating thereto.

ARTICLE 15

SUBORDINATION; ATTORNMENT; ESTOPPELS

15.1 Tenant accepts this Lease subject and subordinate to any mortgage, deed of trust or other lien presently existing or hereafter placed upon the Facility or any portion of the Facility which includes the Demised Premises, and to any renewals, modifications and extensions thereof and this subordination shall be self-operative and no further instrument of subordination is needed. Notwithstanding the foregoing, Landlord represents to Tenant that there is no mortgage covering the Property on the Effective Date. Tenant agrees that any mortgagee shall have the right at any time to subordinate its mortgage, deed of trust or other lien to this Lease; provided, however, notwithstanding that this Lease may be (or is made to be) superior to a mortgage, deed of trust or other lien, the mortgagee shall not be liable for prepaid rentals, security deposits and claims accruing during or with respect to Landlord’s ownership, any amendment or modification made to this Lease without its prior written consent or any offsets or claims against Landlord; further provided that the provisions of a mortgage, deed of trust or other lien relative to the right of the mortgagee with respect to proceeds arising from an eminent domain taking (including a voluntary conveyance by Landlord) and provisions relative to proceeds arising from insurance payable by reason of damage to or destruction of the Demised Premises shall be prior and superior to any contrary provisions contained in this instrument with respect to the payment or usage thereof. If the holder of any mortgage, indenture or deed of trust or similar instrument (each a “Mortgagee”) succeeds to Landlord’s interest in the Demised Premises, Tenant shall, upon request of any such Mortgagee (subject to receipt of the above-referenced non-disturbance agreement), automatically become the tenant of and attorn to and recognize such Mortgagee as the landlord under this Lease and will pay to it all rents and other amounts payable by Tenant under this Lease, in accordance with the applicable terms of this Lease.

15.2 Tenant may not exercise any remedies for default by Landlord hereunder unless and until Landlord and the holder(s) of any indebtedness secured by mortgage, deed of trust or other lien on the Demised Premises shall have received written notice of such default and no less than the number of days set forth in this Lease shall thereafter have elapsed without the default having been cured.

15.3 Tenant shall, within twenty (20) days after receipt of written notice from Landlord, execute and deliver to Landlord an estoppel certificate stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications and that there are no defaults under the Lease, or stating the default and the nature thereof if defaults are claimed. The estoppel certificate also will state the amount of Rent and the dates to which the Rent has been paid in advance. Failure to deliver the estoppel certificate within twenty (20) days will be conclusive upon Tenant as to the facts of this Lease as may be represented by Landlord.

ARTICLE 16

TENANT’S PROPERTY

16.1 All personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant, shall be stored at the sole risk of Tenant. Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Facility or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant, except damage or personal injury caused by or due to the gross negligence or willful misconduct of Landlord. Landlord shall not be deemed a bailee, consignee, or warehouseman (or responsible for the standard of care incidental thereto) with respect to any goods stored or shipped to or from the Demised Premises for consignment or bailment and Tenant shall insert a clause to that effect in all warehouse receipts or consignment agreements for the storage or shipment of goods to or from the Demised Premises.

ARTICLE 17

DEFAULT AND REMEDIES

17.1 Each of the following events shall be deemed to be an “Event of Default” by Tenant under this Lease:

(a) Tenant shall fail to pay any installment of rental or any other obligation under this Lease involving the payment of money and shall not cure such failure within ten (10) days after written notice thereof to Tenant.

(b) Tenant shall fail to comply with any material provision of this Lease, other than as described in subsection (a) above, and shall not cure such failure within thirty (30) days after written notice thereof to Tenant.

(c) Tenant shall become insolvent or shall make an assignment for the benefit of creditors.

(d) Tenant shall file a petition under any section or chapter of the federal Bankruptcy Code, as amended, or under any similar law or statue of the United States or any state thereof and such petition is not discharged within sixty (60) days.

(e) A receiver or Trustee shall be appointed for the Demised Premises or for all or substantially all of the assets of Tenant.

(f) Tenant shall desert or vacate or shall commence to desert or vacate the Demised Premises or any substantial portion of the Demised Premises or at any time prior to the last month of the Lease Term shall remove or attempt to remove, without providing reasonable additional insurance and security for the Demised Premises, all or a substantial amount of Tenant’s goods, wares, equipment, fixtures, furniture, or other personal property.

(g) Tenant shall do or permit to be done anything which creates a lien upon the Demised Premises or upon all or any part of the Facility which is not released within ten (10) days after Tenant receives notice of such lien (unless the Facility is under contract for sale or being financed or refinanced, in which event within five (5) days).

17.2 Upon the occurrence of any such Event of Default, which remains uncured, Landlord shall have the option to pursue any one or more of the following remedies to the extent permitted by law:

(a) Without any further notice or demand whatsoever, Tenant shall be obligated to reimburse Landlord for the actual, direct damages suffered by Landlord as a result of the Event of Default; and Landlord may pursue a monetary recovery from Tenant.

(b) Without any further notice or demand whatsoever, Landlord may take any one or more of the actions permissible at law to insure performance by Tenant of Tenant’s covenants and obligations under this Lease. In this regard, and without limiting the generality of the immediately preceding sentence, it is agreed that if an Event of Default under Section 17.1 should occur, and provided Tenant has vacated the Demised Premises, Landlord may enter upon and take possession of such premises in order to protect them from deterioration and continue to demand from Tenant the monthly rentals and other charges provided in this Lease, without any obligation to relet; however, if Landlord does, at its sole discretion, elect to relet the Demised Premises, such action by Landlord shall not be deemed as an acceptance of Tenant’s surrender of the Demised Premises unless Landlord expressly notifies Tenant of such acceptance in writing pursuant to this subsection (b), Tenant hereby agreeing to pay to Landlord on demand any deficiency that may arise between the monthly rentals and other charges provided in this Lease and that actually collected by Landlord. Finally, it is agreed that in the event of any default described in subsection (g)  of Section 17.1 of this Lease, Landlord may pay or bond around such lien, whether or not contested by Tenant; and in such event Tenant agrees to reimburse Landlord on demand for all costs and expenses incurred in connection with any such action, with Tenant further agreeing that Landlord shall in no event be liable for any damages or claims resulting from such action.

(c) Landlord may terminate this Lease by written notice to Tenant, in which event Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, pursuant to all applicable laws and without prejudice to any other remedy which Landlord may have for possession or arrearages in rent (including any late charge or interest which may have accrued pursuant to this Lease), and, upon vacating of possession of the Demised Premises by Tenant, enter upon and take possession of the Demised Premises. Upon vacating of possession of the Demised Premises by Tenant, Landlord may also take possession of, remove and sell any items of personal property left in the Demised Premises in accordance with applicable law. In addition, Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of any termination effected pursuant to this subsection (c), said loss and damage to be determined by either of the following alternative measures of damages:

(i) Until Landlord is able, through reasonable efforts, the nature of which efforts shall be at the sole discretion of Landlord, to relet the Demised Premises under terms satisfactory to Landlord in its sole discretion, Tenant shall pay to Landlord on or before the first day of each calendar month the monthly rentals and other charges provided in this Lease. If and after the Demised Premises have been relet by Landlord, Tenant shall pay to Landlord on the twentieth (20th) day of each calendar month the difference between the monthly rentals and other charges provided in this Lease for such calendar month and that actually collected by Landlord for such month. If it is necessary for Landlord to bring suit in order to collect any deficiency, Landlord shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Landlord to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Landlord from subsequent tenants for any calendar month in excess of the monthly rentals and other charges provided in this Lease, shall be credited to Tenant in reduction of Tenant’s liability for any calendar month for which the amount collected by Landlord will be less than the monthly rentals and other charges provided in this Lease; but Tenant shall have no right to such excess other than the above-described credit.

(ii) When Landlord desires, Landlord may demand a final settlement. Upon demand for a final settlement, Landlord shall have a right to, and Tenant hereby agrees to pay, the difference between the total of all monthly rentals and other charges provided in this Lease for the remainder of the term and the reasonable rental value of the Demised Premises for such period.

If Landlord elects to exercise the remedy prescribed in subsection 17.2(b) above, this election shall in no way prejudice Landlord’s right at any time thereafter to cancel said election in favor of the remedy prescribed in subsection 17.2(c) above, provided that at the time of such cancellation Tenant is still in default. Similarly, if Landlord elects to compute damages in the manner prescribed by subsection 17.2(c)(i) above, this election shall in no way prejudice Landlord’s right at any time thereafter to demand a final settlement in accordance with subsection 17.2(c)(ii) above. Pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law.

Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such default.

17.3 It is further agreed that, in addition to payments required pursuant to subsection above, Tenant shall compensate Landlord for all reasonable and actual expenses incurred by Landlord in repossession (including, among other expenses, any increase in insurance premiums caused by the vacancy of the Demised Premises). If on account of any breach or default by Tenant in its obligations hereunder, Landlord shall employ an attorney to present, enforce or defend any of Landlord’s rights or remedies hereunder, Tenant agrees to pay any reasonable attorneys’ fees actually incurred and paid by Landlord in such connection.

17.4 In the event that any one or more provisions of this Article 17 authorizes Landlord to enter the Demised Premises, then to the extent permitted by applicable laws, Landlord is entitled and is hereby authorized, without any notice to Tenant, to enter upon the Demised Premises by use of any reasonable means not involving personal confrontation or violence, and to alter or change the door locks on all entry doors of the Demised Premises, thereby permanently excluding Tenant

17.5 Except as otherwise expressly set forth in this Lease, Tenant shall not for any reason withhold or reduce Tenant’s required payments of rentals and other charges provided in this Lease, it being agreed that the obligations of Landlord under this Lease are independent of Tenant’s obligations except as may be otherwise expressly provided.

ARTICLE 18

NOTICES

18.1 Wherever any notice is required or permitted hereunder, such notice shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be given or served in writing and served personally, sent by certified or registered mail (return receipt requested), or sent by recognized overnight mail delivery service (such as FedEx or United Parcel Service), or sent by electronic mail to the respective addresses set out in Section 1.1 above, or at such other addresses as they have theretofore specified by written notice. Any notice given hereunder is deemed to have been given and received on the date of hand delivery, on the third business day after being sent by certified or registered mail, on the next business day after being sent by overnight mail delivery service, or on the date sent by electronic mail so long as the email is sent between 8:00 a.m. and 5 p.m. central time otherwise on the next business day.

ARTICLE 19

HOLDING OVER

19.1 In the event Tenant remains in possession of the Demised Premises after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month to month at a rental equal to the rental herein provided plus fifty percent (50%) of such amount and otherwise subject to all the conditions, provisions and obligations of this Lease insofar as the same are applicable to a month-to-month tenancy. Neither any provision hereof nor acceptance by Landlord of rent after such expiration or earlier termination shall be deemed a consent to a holdover hereunder or result in a renewal of this Lease or an extension of the Term. Notwithstanding any provision to the contrary contained herein, (i) Landlord expressly reserves the right to require Tenant to surrender possession of the Demised Premises upon the expiration of the Term of this Lease or upon the earlier termination hereof, the right to reenter the Demised Premises, and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such holding over, and (ii) TENANT SHALL INDEMNIFY, DEFEND AND HOLD LANDLORD HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, ACTIONS, LOSSES, DAMAGES, OBLIGATIONS, COSTS AND EXPENSES, INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES ACTUALLY INCURRED OR SUFFERED BY LANDLORD BY REASON OF TENANT’S FAILURE TO SURRENDER THE DEMISED PREMISES ON THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE IN ACCORDANCE WITH THE PROVISIONS OF THIS LEASE.

ARTICLE 20

COMMISSIONS; ADVICE FROM AGENT

20.1 Landlord shall pay to Hudson a commission for negotiating this Lease, in accordance with a separate agreement. Tenant and Landlord warrant that they have had no dealings with any broker or agent in connection with this Lease, other than Hudson. LANDLORD AND TENANT COVENANT TO PAY, HOLD HARMLESS AND INDEMNIFY EACH OTHER FROM AND AGAINST ANY AND ALL COST, EXPENSE OR LIABILITY FOR ANY COMPENSATION, COMMISSIONS OR CHARGES CLAIMED BY ANY BROKER OR AGENT UTILIZED BY THE INDEMNITOR WITH RESPECT TO THIS LEASE OR THE NEGOTIATION HEREOF, OTHER THAN HUDSON.

ARTICLE 21

REGULATIONS

21.1 Landlord and Tenant acknowledge that there are now in effect and may hereafter be enacted or go into effect federal, state, county and municipal laws, orders, rules, directives and regulations relating to or affecting the Demised Premises or the Facility, concerning the impact on the environment of construction, land use, maintenance and operation of structures, toxic or otherwise hazardous substances, and the conduct of business, including, without limitation, the Americans With Disabilities Act of 1990 and the Clean Air Act and regulations issued thereunder (all of the foregoing, as amended from time to time, being herein called the “Regulations”). Tenant will not cause or permit to be caused, any act or practice, by negligence, omission or otherwise, or do anything or permit anything to be done that would violate any of said Regulations. Moreover, Tenant shall have no claim against Landlord by reason of any changes Landlord may make in the Facility or the Demised Premises pursuant to said Regulations or any charges imposed upon Tenant, Tenant’s customers or other invitees pursuant to same. Landlord shall deliver the Demised Premises to Tenant in compliance with the Regulations, as same exist and are interpreted on such date.

ARTICLE 22

HAZARDOUS MATERIALS

22.1 During the term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (each as hereafter defined) applicable to the operation or use of the Demised Premises, will cause all other persons occupying or using the Demised Premises to comply with all such Environmental Laws and Environmental Permits, and will obtain and renew all Environmental Permits required for Tenant’s operation or use of the Demised Premises, if any. Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Demised Premises that the Landlord has not already approved, or transport, store, use, generate, manufacture, or release any Hazardous Material in or about the Demised Premises without Landlord’s prior written consent.

22.2 Should Tenant place or knowingly allow to be placed Hazardous Materials on the Demised Premises (either with or without Landlord’s consent), Tenant shall be solely responsible for the removal of the same and if Landlord incurs any liability either during the Term of this Lease or following the termination of this Lease for the removal of such Hazardous Materials or for damages caused by such Hazardous Materials placed on the Leased Premises by Tenant, then Tenant shall be responsible to Landlord for those damages specifically including, but not limited to, the cost of removing such Hazardous Materials and any penalties imposed for having such Hazardous Materials on the site, provided further that Tenant shall not be responsible for removing or remediating, or bear any legal responsibility or liability, for Hazardous Materials that were present and existing at the Demised Premises prior to the Effective Date.

22.2.1 Notwithstanding anything to the contrary contained herein if any toxic or Hazardous Materials existing at the Demised Premises prior to the Effective Date prevents or precludes Tenant from operating its business for more than thirty (30) days as determined by a governmental authority, Tenant may request that Landlord, at its own cost and expense, remediate same, failing which Tenant may as its sole and exclusive remedy elect to terminate this Lease by giving written notice of termination.

22.3 Tenant agrees to indemnify and hold harmless Landlord and its agents, representatives, directors, officers and employees, from any and all obligations, losses, claims, suits, judgments, liabilities, penalties, damages, costs or expenses that may be incurred by any indemnified party arising or resulting from Tenant placing or knowingly allowing such Hazardous Materials on the Leased Premises and for the acts referred to herein, except that Tenant shall not be responsible bear any legal responsibility or liability for Hazardous Materials that were present and existing at the Demised Premises prior to the Effective Date.

22.4 Landlord agrees to indemnify and hold harmless Tenant and its agents, representatives, directors, officers and employees, affiliates and guarantors from any and all obligations, losses, claims, suits, judgments, liabilities, penalties, damages, costs or expenses (including reasonable attorney’s fees) that may be incurred by any indemnified party arising out of, resulting from or related to (a) a material breach of any covenant or obligation of Landlord hereunder, (b) the dispute between and litigation involving the Landlord and Wastequip Manufacturing Company, LLC pending in the United States District Court for the Southern District of Texas, Civil Action No. 20-cv-00063

22.5 Tenant will immediately advise Landlord in writing of any pending or threatened environmental claim hereafter defined) against Tenant relating to the Demised Premises or the Facility; and/or any condition or occurrence on the Demised Premises or the Facility that results in noncompliance by Tenant with any applicable Environmental Law, or could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Demised Premises. At any time and from time to time during the term of this Lease, Landlord may perform an environmental site assessment report concerning the Demised Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Demised Premises. Tenant shall grant and hereby grants to Landlord and its agents access to the Demised Premises to undertake such an assessment upon reasonable prior notice to Tenant. Landlord shall be solely responsible for the cost of any such assessment, unless it reveals a breach by Tenant of its obligations regarding Hazardous Materials, in which case, Tenant shall reimburse Landlord for the cost of the assessment within ten (10) business days after Tenant’s receipt of an invoice therefor.

22.6 TENANT AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS LANDLORD AND ITS AGENT, REPRESENTATIVE, DIRECTORS, OFFICERS AND EMPLOYEES (EACH AN “INDEMNITEE “) FROM AND AGAINST ALL OBLIGATIONS (INCLUDING REMOVAL AND REMEDIAL ACTIONS), LOSSES, CLAIMS, SUITS, JUDGMENTS, LIABILITIES, PENALTIES, DAMAGES (INCLUDING CONSEQUENTIAL AND PUNITIVE DAMAGES), COSTS AND EXPENSES (INCLUDING ATTORNEYS’ AND CONSULTANTS’ FEES AND EXPENSES) OF ANY KIND OR NATURE WHATSOEVER THAT MAY AT ANY TIME BE INCURRED BY, IMPOSED ON OR ASSERTED AGAINST SUCH INDEMNITEES DIRECTLY OR INDIRECTLY BASED ON, OR ARISING OR RESULTING FROM (I) THE ACTUAL OR ALLEGED PRESENCE OF HAZARDOUS MATERIALS ON THE FACILITY WHICH IS CAUSED OR PERMITTED BY TENANT OR A TENANT PARTY AND (II) ANY ENVIRONMENTAL CLAIM RELATING IN ANY WAY TO TENANT’S OPERATION OR USE OF THE DEMISED PREMISES (THE “HAZARDOUS MATERIALS INDEMNIFIED MATTERS”), UNLESS SAID HAZARD MATERIALS WERE PRESENT AND EXISTING AT THE DEMISED PREMISES PRIOR TO THE EFFECTIVE DATE. THE PROVISIONS OF THIS ARTICLE 22 SHALL SURVIVE THE EXPIRATION OR SOONER TERMINATION OF THIS LEASE.

22.7 “Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority. “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq. “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, including without limitation (i) any and all claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment. “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

22.8 The indemnities contained in this Article 22 shall survive the termination or expiration of this Lease.

ARTICLE 23

MISCELLANEOUS

23.1 Tenant shall peaceably and quietly hold and enjoy the Demised Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

23.2 Nothing in this Lease shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent, nor any other provision contained herein, nor any acts of the parties hereto, shall be deemed to create any relationship between the parties hereto other than the relationship of landlord and tenant. All covenants and obligations contained within this Lease shall bind and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon Tenant.

23.3 THE LIABILITY OF LANDLORD, ANY AGENT OF LANDLORD, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, OR EMPLOYEES TO TENANT FOR OR IN RESPECT OF ANY DEFAULT BY LANDLORD UNDER THE TERMS OF THIS LEASE OR IN RESPECT OF ANY OTHER CLAIM OR CAUSE OF ACTION SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE FACILITY, AND TENANT AGREES TO LOOK SOLELY TO LANDLORD’S INTEREST IN THE FACILITY (INCLUDING INSURANCE PROCEEDS TO THE EXTENT NOT USED TO REPAIR THE FACILITY) FOR THE RECOVERY AND SATISFACTION OF ANY JUDGMENT AGAINST LANDLORD, ANY AGENT OF LANDLORD, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AND EMPLOYEES.

23.4 Whenever a period of time is herein prescribed for action to be taken by either party (other than the payment of money), such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party.

23.5 If any provision of this Lease should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Lease shall not be affected thereby. The captions used herein are for convenience only and do not limit or amplify the provisions hereof. Whenever herein the singular number is used, the same shall include the plural, and words of any gender shall include each other gender. No brochure, rendering, information or correspondence shall be deemed to be a part of this agreement unless specifically incorporated herein by reference.

23.6 The laws of the State of Oklahoma shall govern the interpretation, validity, performance and enforcement of this Lease. Venue for any action under this Lease shall be the county in which the Demised Premises are located.

23.7 Any waiver of the breach of any provision of this Lease will not be deemed to be a waiver of any other provision of this Lease. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Demised Premises, unless in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Demised Premises.

23.8 This Lease, along with the Exhibits attached hereto, contains the entire agreement between the parties, and no rights are created in favor of either party other than as specified or expressly contemplated in this Lease. No brochure, rendering, information or correspondence shall be deemed to be a part of this agreement unless specifically incorporated herein by reference. In addition, no agreement shall be effective to change, modify or terminate this Lease in whole or in part unless such is in writing and duly signed by the party against whom enforcement of such change, modification or termination is sought. Either party may request that a memorandum of this Lease in recordable form be executed by the parties and recorded with the county clerk where the Demised Premises are located provided that in no event shall this Lease be recorded with such county clerk.

23.9 Tenant shall deliver and surrender to Landlord possession of the Demised Premises immediately upon the expiration of the Term or the termination of this Lease in as good condition and repair as the same were on the delivery date, as documented in the current photos of the Demised Premises attached hereto as Exhibit C (loss by any insured casualty and ordinary wear and tear only excepted) and deliver the keys at the office of Landlord or Landlord’s agent; provided, however, that upon Landlord’s request made at least thirty (30) days prior to the end of the Term, or the date Tenant is otherwise required to vacate the Demised Premises, Tenant shall remove all fixtures and equipment affixed to the Demised Premises by Tenant, including but not limited to cranes and rails (but not any permanent structural beams), and repair and restore the Demised Premises to their condition on the delivery date (loss by any insured casualty and ordinary wear and tear only excepted), at Tenant’s sole expense.

23.10 LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE.

23.11 Tenant represents and warrants that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

ARTICLE 24

SECURITY DEPOSIT

24.1 Tenant has deposited the amount set forth in Section 1.1(l) (the “Security Deposit”) with Landlord to secure Tenant’s performance of its Lease obligations. If Tenant defaults Landlord may, without prejudice to Landlord’s other remedies and without notice to Tenant, apply part or all of the Security Deposit to cure Tenant’s default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, pay Landlord the amount used to restore the Security Deposit to its original amount. Landlord shall not be obligated to keep the Security Deposit as a separate fund, but may mix the said security with its own funds. Any part of the Security Deposit not used by Landlord as permitted by this paragraph shall be returned to Tenant, without interest, within thirty (30) days after the Lease ends. If Landlord sells the Facility and transfers the Security Deposit to the purchaser, Landlord shall be relieved of any liability for the Security Deposit. In addition, Tenant agrees that any mortgagee, mortgagee in possession or other successor in title shall have no liability or obligation to return or otherwise account for any Security Deposit to Tenant unless the Security Deposit has been actually received by such person as a Security Deposit for Tenant’s performance under this Lease.

ARTICLE 25

PARKING

25.1 Tenant acknowledges that a portion of the Land is subject to that certain License Agreement dated March 22, 2011 between Landlord, as licensor, and Webstaurant Store, Inc., as licensee (the “License”), a copy of which Tenant hereby acknowledges as having received, which License grants the licensee the right to use the Land, but excluding the Facility, for purposes of parking and storing tractors and trailers. At any time after the Commencement Date and provided Tenant is not in default of any of its obligations under this Lease, Tenant may elect to cause Landlord to terminate the License which Landlord may do pursuant to the License on sixty (60) days advance written notice to licensee. Landlord will exercise such right of termination within ten (10) days of receiving written notice from Tenant of its election to terminate the License. So long as Tenant does not so elect to terminate the License, Tenant shall receive a credit against its Guaranteed Rental for any licensee fee received by Landlord with respect to any time period after the Commencement Date.

ARTICLE 26

PURCHASE OPTION

26.1 Landlord grants Tenant the option (the “Purchase Option”) to purchase the Demised Premises for a purchase price equal to the Option Price (as defined in Section 26.2) and otherwise on the terms and conditions set forth in this Article 26. Tenant may exercise the Purchase Option only by serving written notice of such exercise after the fifteen (15th), but before the end of the thirty-sixth (36th), full calendar month after the Commencement Date. Notwithstanding anything in this Lease to the contrary, if this Lease is terminated prior to the exercise of the Purchase Option, all rights and obligations of Landlord and Tenant under this Article 26 shall be terminated and rendered null and void. The Purchase Option is personal to SG Echo, LLC and is not assignable, whether by operation of law or otherwise except to the extent the assignee is affiliated with SG Echo, LLC at the time of exercise and may not be exercised (nor may the closing pursuant to the exercise thereof take place) at any time that Tenant is in default of its obligations under this Lease. For purposes of the foregoing, an entity is affiliated with another entity if it controls, is controlled by, or is under common control with the entity in question.

26.2 The purchase price payable by Tenant pursuant to the exercise of the Purchase Option (the “Option Price”) shall be (i) $1,000,000 if the Purchase Option is exercised after the fifteenth (15th), through the end of the twenty-fourth (24th), full calendar month or (ii) $1,050,000 if exercised in the twenty-fifth (25th) through the end of the thirty-sixth (36th) full calendar month after the Commencement Date. If Tenant performs any of the Phase II Work (as defined in Section 26.3), Tenant shall be entitled to a credit against the Option Price for 50% of the actual documented costs of such Phase II Work up to $100,000. For clarity, the credit shall not exceed $50,000 in any event.

26.3 If Tenant desires to do any follow up work in connection with the Phase I Environmental Site Assessment dated June 29, 2021 or the Proposal for Phase II Environmental Site Assessment dated July 15, 2021, Tenant must notify Landlord in writing of its request to do the same and provide details of nature and scope of such follow up work and receive the approval of Landlord before commencing any such work (the “Phase II Work”), which approval shall not be unreasonably withheld, conditioned or delayed.

[Signature page follows]

EXECUTED as of the latest date accompanying a signature by Landlord or Tenant below.

LANDLORD:	MAY PROPERTIES, LLC, a Texas limited liability company

	By:	/s/ W. Alex May
	Name:	W. Alex May
	Title:	Vice President

Date of Signature:	10/28/2021

TENANT:	SG ECHO, LLC, a Delaware limited liability company

	By:	/s/ Paul M. Galvin
	Name:	Paul M. Galvin
	Title:	Chairman and CEO

Date of Signature:	10/28/2021

EXHIBIT A

(DESCRIPTION OF LAND)

A Part of the SW/4 SW/4 of Section 18, Township 7 South, Range 9 East of the Indian Base and Meridian, in Bryan County, Oklahoma, described as Beginning at the Northwest corner of the SW/4 SW/4 of said Section 18; Thence South 89 degrees 50 minutes 02 seconds East 1293.60 feet; Thence South 00 degrees 06 minutes 46 seconds East 445.87 feet of the True Point of Beginning; Thence South 00 degrees 06 minutes 46 seconds East 544.13 feet; Thence North 89 degrees 50 minutes 02 seconds West 1295.55 feet; Thence North 544.24 feet; Thence South 89 degrees 50 minutes 02 seconds East 1294.48 feet to the Point of Beginning.

EXHIBIT B

TENANT WORK

•	Spot repair building concrete slab and remove stepped slab in the SE corner and pour to the height of all adjacent slab heights.
•	Demo as needed to allow for repairs and as required for our manufacturing process
•	Replace/repair of structural steel and metal panels due to fire
•	Install fire sprinkler system
•	Correct all electrical violations and or replace damaged components as required
•	Repair existing cranes
•	Service existing overhead doors/ or add doors as required for our manufacturing process
•	Paint and flooring in office area
•	Electrical and plumbing repairs

EXHIBIT C

Photos of the Demised Premises as of the date of Execution of the Lease

https://www.dropbox.com/sh/p743pbwv5l8kjnc/AABzHFlHfapxypFdPe6sY0ega?dl=0